Exhibit 99.1

April 8, 2022

For 4:30 p.m. ET Release

LOWE’S APPOINTS BRANDON SINK AS CHIEF FINANCIAL OFFICER

— Company Reaffirms Full Year 2022 Outlook—

MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE: LOW) today announced the appointment of Brandon Sink as executive vice president, chief financial officer, effective April 30, 2022. Sink, currently senior vice president, retail finance of Lowe’s, will succeed Dave Denton, who is stepping down as executive vice president, chief financial officer to pursue another opportunity at a publicly traded company outside the industry. Denton will work closely with Sink and the Lowe’s leadership team to ensure a seamless transition.

Sink is a seasoned executive with more than 20 years of finance and accounting experience. He joined Lowe’s in 2010 and has held a variety of roles across the organization, including in finance, strategy and accounting. In his current role, Sink has been responsible for finance support for stores, merchandising, supply chain, digital and marketing. Prior to that, he held several leadership positions in the finance organization, including vice president, merchandising finance, vice president, enterprise strategy, as well as vice president and corporate controller. Before joining Lowe’s, he held accounting and finance positions with Deloitte and Nucor Corporation. Sink is a certified public accountant and earned a bachelor’s degree in business administration and a master’s degree in accounting from the University of North Carolina at Chapel Hill.

“Brandon is a highly accomplished executive, and we are excited for him to take on the role of CFO,” said Marvin R. Ellison, Lowe’s chairman, president and CEO. “During his nearly 12-year career at Lowe’s, Brandon has worked closely with our executive leadership team and has demonstrated a deep understanding across all facets of our business. His appointment reflects our succession planning process and the talent across our company. He is a proven leader with strong financial and operational acumen, and I look forward to working together as we execute our strategy and continue to grow our market share, expand operating margins and deliver meaningful shareholder value.”

“I am honored to be stepping into the role of CFO as we continue to focus on our growth and leadership in the home improvement space,” said Sink. “Lowe’s has an exciting future ahead. I look forward to maintaining our disciplined approach to capital allocation, centered around our three priorities: investing in our core business on high-return projects, supporting our 35% dividend payout target and returning excess capital to our shareholders through value-enhancing share repurchases. I also am excited about continuing to work alongside our talented team to build on the momentum in the business.”

Ellison continued, “Dave has played a significant role at Lowe’s, and we are greatly appreciative of his guidance and contributions. Over the last three years, Dave has helped Lowe’s establish a world-class finance team while successfully navigating some of the most pivotal moments in our history, including managing through the pandemic. On behalf of everyone at Lowe’s, we thank him for his service to the Company and wish him all the best.”

The Company also today reaffirmed its full year 2022 outlook provided on February 23, 2022.

About Lowe’s

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 19 million customer transactions a week in the United States and Canada. With fiscal year 2021 sales of over $96 billion, Lowe’s and its related businesses operate or service nearly 2,200 home improvement and hardware stores and employ over 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

Disclosure Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “scenario”, “guidance”, and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as volatility and/or lack of liquidity from time to time in U.S. and world financial markets and the consequent reduced availability and/or higher cost of borrowing to Lowe’s and its customers, slower rates of growth in real disposable personal income that could affect the rate of growth in consumer spending, inflation and its impacts on discretionary spending and on our costs, shortages, and other disruptions in the labor supply, interest rate and currency fluctuations, home price appreciation or decreasing housing turnover, the availability of consumer credit and of mortgage financing, changes in commodity prices, trade policy changes or additional tariffs, outbreaks of pandemics, fluctuations in fuel and energy costs, inflation or deflation of commodity prices, natural disasters, acts of both domestic and international terrorism, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A—Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

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Contacts:	Shareholder / Analyst Inquiries:	Media Inquiries:
	Kate Pearlman	Steve Salazar
	704-775-3856	704-758-4345
	kate.pearlman@lowes.com	steve.j.salazar@lowes.com